Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2020 RESULTS

MOUNT AIRY, N.C., July 16, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended June 27, 2020.

Third Quarter 2020 Results

Net earnings for the third quarter of fiscal 2020 increased to $6.7 million, or $0.34 per diluted share, from $2.2 million, or $0.11 per share, in the same period a year ago. Insteel’s results benefited from higher spreads between selling prices and raw material costs relative to the depressed level of the prior year, although prices, particularly in our markets subject to import competition, remained under pressure.

Net sales decreased 3.4% to $122.0 million from $126.3 million in the prior year quarter driven by an 11.7% decrease in average selling prices that was partially offset by a 9.5% increase in shipments. On a sequential basis, shipments increased 7.4% from the second quarter of fiscal 2020 while average selling prices decreased 1.2%. The strong shipping performance for the quarter was supported by continued robust construction activity in most markets, while selling prices remained under pressure due to the impact of low-priced import competition in certain markets.

Gross margin widened 560 basis points to 12.1% from 6.5% in the prior year quarter primarily due to the increase in spreads and higher shipments. Insteel’s earnings for the current year quarter reflect a $0.7 million gain in the cash surrender value of life insurance policies in selling, general and administrative expense, $0.8 million of restructuring charges related to the Company’s March 16, 2020 acquisition of substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”) and a $1.1 million gain on the disposition of assets held for sale, which, in the aggregate, increased net earnings per diluted share by $0.04.

Operating activities generated $17.3 million of cash compared with $14.3 million in the prior year quarter primarily due to the relative changes in working capital and increase in earnings. Working capital generated $8.4 million of cash in the current year quarter primarily from an increase in accounts payable and accrued expenses compared to $9.2 million in the prior year quarter.

Nine Month 2020 Results

Net earnings for the first nine months of fiscal 2020 increased to $11.6 million, or $0.60 per share, from $7.4 million, or $0.38 per share, in the same period a year ago. Net sales decreased 2.3% to $334.4 million from $342.3 million in the prior year period driven by a 13.9% decrease in average selling prices that was largely offset by a 13.5% increase in shipments. Gross margin widened 320 basis points to 10.9% from 7.7% due to the increase in shipments and higher spreads. Insteel’s earnings for the current year period reflect $1.2 million of restructuring charges and acquisition costs related to the STM acquisition and a $1.1 million gain on the disposition of assets held for sale, which in the aggregate, had no impact on net earnings per share. Insteel’s earnings for the prior year period reflect a $1.2 million gain from insurance proceeds and a $0.6 million gain on the disposition of property, plant and equipment in other income, which, in the aggregate, increased fiscal 2019 net earnings per share by $0.07.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities provided $44.6 million of cash while using $25.9 million in the prior year period primarily due to the relative changes in working capital. Working capital provided $19.1 million of cash in the current year period largely from an increase in accounts payable and accrued expenses while using $43.4 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2020 decreased to $3.4 million from $9.4 million in the prior year period and are now expected to total up to $12.0 million in 2020 due to changes in the timelines for certain projects. Capital outlays for the year are focused primarily on cost reduction initiatives, the continued growth of our engineered structural mesh product line and recurring maintenance requirements.

Insteel ended the quarter with $61.4 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility, providing the Company with substantial liquidity and financial flexibility.

Outlook

“While we are pleased with the robust market conditions through our third quarter and expect the fourth quarter to remain strong, our visibility into fiscal 2021 is clouded by the uncertainty surrounding the impact of COVID-19 on our markets,” commented H.O. Woltz III, Insteel’s President and CEO. “We are particularly concerned about the potential impact of future funding constraints on infrastructure projects and the uncertain economic environment on activity in the private non-residential construction market. Despite these factors, we believe we are favorably positioned to confront any market challenges and capitalize on strategic growth opportunities that may arise.

We are pleased with the execution of our plant closure and integration plans associated with the STM acquisition, which remain on schedule. We are currently proceeding with the initial relocation and upgrading of equipment that will be redeployed to other facilities, which is expected to be completed by the end of the second fiscal quarter of 2021. We remain confident that the integration of the STM assets with our PC strand plants will provide meaningful operating leverage for the company.

We expect that our markets susceptible to import competition will continue to be unfavorably impacted by pricing pressure. On April 16, 2020 a group of domestic producers filed trade cases against 15 countries exporting PC strand to U.S. markets, and on June 30, 2020 a separate group of domestic producers of standard welded wire reinforcing products filed a trade case against Mexico. We believe the facts supporting these cases are strong and that we will be successful in addressing violations of U.S. trade law by these countries.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “continue,” “outlook,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 28, 2019.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2019 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net sales	$121,959	$126,252	$334,387	$342,310
Cost of sales	107,154	118,016	298,062	316,077
Gross profit	14,805	8,236	36,325	26,233
Selling, general and administrative expense	6,694	5,516	22,040	18,606
Restructuring charges	808	-	957	-
Acquisition costs	8	-	195	-
Other income, net	(1,240)	(23)	(1,283)	(1,823)
Interest expense	26	62	78	137
Interest income	(22)	(9)	(452)	(176)
Earnings before income taxes	8,531	2,690	14,790	9,489
Income taxes	1,867	500	3,207	2,124
Net earnings	$6,664	$2,190	$11,583	$7,365

Net earnings per share:
Basic	$0.35	$0.11	$0.60	$0.38
Diluted	0.34	0.11	0.60	0.38

Weighted average shares outstanding:
Basic	19,283	19,252	19,272	19,239
Diluted	19,377	19,334	19,378	19,336

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

See accompanying notes to consolidated financial statements.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)				(Unaudited)
	June 27,	March 28,	December 28,	September 28,	June 29,
	2020	2020	2019	2019	2019
Assets
Current assets:
Cash and cash equivalents	$61,371	$40,363	$67,114	$38,181	$7,449
Accounts receivable, net	54,901	54,912	35,405	44,182	50,743
Inventories	74,269	71,685	65,252	70,851	104,624
Other current assets	6,245	9,312	6,470	7,370	6,911
Total current assets	196,786	176,272	174,241	160,584	169,727
Property, plant and equipment, net	101,089	111,674	102,665	104,960	107,331
Intangibles, net	8,810	8,951	8,337	8,610	8,884
Goodwill	9,745	9,624	8,293	8,293	8,293
Other assets	20,260	12,514	12,915	10,562	10,560
Total assets	$336,690	$319,035	$306,451	$293,009	$304,795

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$47,891	$38,438	$31,919	$21,595	$31,311
Accrued expenses	11,839	9,687	8,363	6,818	6,396
Total current liabilities	59,730	48,125	40,282	28,413	37,707
Long-term debt	-	-	-	-	-
Other liabilities	19,894	20,079	19,989	18,579	18,764
Commitments and contingencies
Shareholders' equity:
Common stock	19,283	19,283	19,261	19,261	19,252
Additional paid-in capital	75,811	75,661	74,818	74,632	73,849
Retained earnings	164,220	158,135	154,349	154,372	156,717
Accumulated other comprehensive loss	(2,248)	(2,248)	(2,248)	(2,248)	(1,494)
Total shareholders' equity	257,066	250,831	246,180	246,017	248,324
Total liabilities and shareholders' equity	$336,690	$319,035	$306,451	$293,009	$304,795

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net earnings	$6,664	$2,190	$11,583	$7,365
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,635	3,462	10,626	10,084
Amortization of capitalized financing costs	17	16	49	48
Stock-based compensation expense	150	182	1,277	1,201
Deferred income taxes	(213)	57	392	2,193
Asset impairment charges	343	-	343	-
Gain on sale and disposition of property, plant and equipment	(1,033)	(2)	(1,031)	(1,760)
Increase in cash surrender value of life insurance policies over premiums paid	(731)	(142)	-	(204)
Gain from life insurance claims	(200)	-	(200)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):	-		-
Accounts receivable, net	(20)	(169)	(6,890)	741
Inventories	(2,584)	12,603	(246)	(10,467)
Accounts payable and accrued expenses	10,969	(3,283)	26,281	(33,640)
Other changes	292	(662)	2,444	(1,500)
Total adjustments	10,625	12,062	33,045	(33,304)
Net cash provided by (used for) operating activities	17,289	14,252	44,628	(25,939)

Cash Flows From Investing Activities:
Acquisition of business	3,144	-	(18,356)	-
Capital expenditures	(1,080)	(1,273)	(3,448)	(9,380)
Increase in cash surrender value of life insurance policies	(70)	(42)	(133)	(305)
Proceeds from sale of assets held for sale	1,875	-	1,875	-
Proceeds from property insurance	-	144	-	1,192
Proceeds from sale of property, plant and equipment	40	9	40	17
Proceeds from surrender of life insurance policies	189	49	195	67
Proceeds from life insurance claims	200	-	200	-
Net cash provided by (used for) investing activities	4,298	(1,113)	(19,627)	(8,409)

Cash Flows From Financing Activities:
Proceeds from long-term debt	88	26,613	223	44,239
Principal payments on long-term debt	(88)	(31,978)	(223)	(44,239)
Cash dividends paid	(579)	(578)	(1,735)	(1,732)
Financing costs	-	(237)	-	(237)
Payment of employee tax withholdings related to net share transactions	-	-	(76)	(175)
Net cash used for financing activities	(579)	(6,180)	(1,811)	(2,144)

Net increase (decrease) in cash and cash equivalents	21,008	6,959	23,190	(36,492)
Cash and cash equivalents at beginning of period	40,363	490	38,181	43,941
Cash and cash equivalents at end of period	$61,371	$7,449	$61,371	$7,449

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$49	$-	$49
Income taxes, net	67	372	342	1,759
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	712	518	712	518
Restricted stock units and stock options surrendered for withholding taxes payable	-	-	76	175
Payable related to holdback for business acquired	-	-	1,000	-

IIIN – E

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